Exhibit 99.2

Reconciliation of Net Income to EBITDA, EBITDA As Defined and

Pro Forma EBITDA As Defined for the Twelve-Month Period Ended June 29, 2019

EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below. Pro Forma EBITDA As Defined (for the twelve-month period ended June 29, 2019) represents EBITDA As Defined plus management’s estimates of the impact of the acquisition Esterline Technologies Corporation (“Esterline”) had such transaction occurred at the beginning of the twelve-month period ended June 29, 2019.

The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined:

Twelve-Month Period Ended June 29, 2019
Net income	$772,047
Less:
Loss from discontinued operations, net of tax (a)	(1,531)

Income from continuing operations	773,578
Add:
Depreciation and amortization	181,854
Interest expense, net	787,933
Income tax provision	230,754

EBITDA	1,974,119
Adjustments:
Inventory purchase accounting adjustments (b)	113,263
Acquisition integration costs (c)	56,437
Acquisition transaction-related expenses (d)	28,261
Non-cash stock and deferred compensation expense (e)	92,152
Refinancing costs (f)	4,026
Other, net (g)	5,946

EBITDA As Defined	$2,274,204

Pro forma adjustments (h)	$228,561
Pro forma EBITDA As Defined	$2,502,765

(a)

During the fourth quarter of fiscal 2017, we committed to disposing of Schroth in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, we completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which includes a working capital adjustment of $0.3 million that was settled in July 2018.

(b)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(c)	Represents costs incurred to integrate acquired businesses and product lines into TransDigm Group Incorporated’s operations, facility relocation costs and other acquisition-related costs.
(d)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(e)	Represents the compensation expense recognized by TransDigm Group Incorporated under its stock incentive plans.
(f)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.
(g)

Primarily represents foreign currency transaction gain or loss, payroll withholding taxes on dividend equivalent payments and stock option exercises, non-service related pension costs and gain or loss on sale of fixed assets.

(h)	Represents management’s estimates of the impact of the acquisition of Esterline had such acquisition occurred at the beginning of the twelve-month period ended June 29, 2019.